EXHIBIT 10.7

UIL HOLDINGS CORPORATION

NON-EMPLOYEE DIRECTORS COMMON STOCK AND
DEFERRED COMPENSATION PLAN

SECTION 1.  ESTABLISHMENT OF THE PLAN

1.01	The Plan. The Non-Employee Directors Common Stock and Deferred Compensation Plan (the “Plan”) was established for the benefit of the Eligible Directors.

1.02
Purpose of the Plan.  The purpose of the Plan is to provide a mechanism for payment to each Eligible Director of a portion of his or her compensation for Service as a Director in shares of Stock of UIL Holdings Corporation (the “Company”), and to allow each Eligible Director to defer the payment of part of the Fees payable to him or her for Service as a Director, including Fees payable to an Eligible Director for Service as the chairperson or a member of one or more committees of the Board.  It is also the purpose of the Plan to provide an incentive for Eligible Directors to continue to contribute to the growth and profitability of the Company by enabling them to share in the appreciation of the value of the Company’s Stock.

1.03
Plan Documents.  The Company hereby amends and restates the Plan in accordance with Section 409A of the Internal Revenue Code (“Code”).  This amendment and restatement applies to all amounts previously deferred under the Plan, it being expressly intended that this amendment and restatement shall constitute a material modification of the Plan as in effect on October 3, 2004, such that all amounts deferred under the Plan prior to January 1, 2005 shall be subject to Code Section 409A.

1.04
Applicability of the Plan.  The provisions set forth herein are applicable only to Directors serving on the Board of the Company on or after January 1, 2008.  The benefits of Directors terminating Service prior to that date shall be governed by the terms of the Plan in effect on the date each of them terminated Service.

SECTION 2.  DEFINITIONS

2.01	Whenever used in the Plan, the following terms shall have the respective meanings set forth below, unless otherwise expressly provided in the Plan:

(a)	“Beneficiary” or “Beneficiaries” shall mean the person or persons designated by a Participant in accordance with Subsection 6.02 hereof.

(b)	“Board” shall mean the Board of Directors of the Company.

(c)
“Cash Account” shall mean the unfunded memorandum sub-account maintained by the Company to record that portion of an Eligible Director’s Fees that he or she has elected to have deferred and credited with interest pursuant to Subsection 5.02(a) of the Plan, together with the amount of the interest credited from time to time to such sub-account.

(d)
A “Change in Control” of the Company occurs on the date on which any of the following events occur:  a change in the ownership of the Company; a change in the effective control of the Company; or a change in the ownership of a substantial portion of the assets of the Company.

For purposes of this Section:

(i)            A change in the ownership of the Company occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.

(ii)            A change in the effective control of the Company occurs on the date on which either (a) a person, or more than one person acting as a group, acquires ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (b) a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Company.

(iii)           A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Company, acquires assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

In determining whether a person or group has acquired a percentage of stock, stock of the Company held pursuant to the terms of an employee benefit plan of the Company or any subsidiary thereof in a suspense account or otherwise unallocated to a participant’s account shall be disregarded to the extent that expressing the applicable percentage as a fraction, such shares shall not be included in the numerator, but such shares will be included in the denominator.

An event constitutes a Change in Control with respect to a Participant only if the Participant’s relationship to the Company satisfies the requirements of Treasury Regulation Section 1.409A-3(2)(i)(5)(ii).

The determination as to the occurrence of a Change in Control shall be made by the Committee based on objective facts and in accordance with the requirements of Code Section 409A.

(e)
“Committee” shall mean the Corporate Governance and Nominating Committee of Directors of the Board.  No member of the Committee shall participate in a discretionary decision relating to his or her benefit under this Plan.

(f)	“Company” shall mean UIL Holdings Corporation and any successor.

(g)
“Deferred Compensation Account” shall mean the unfunded memorandum account maintained by the Company to record that portion of an Eligible Director’s Phantom Stock Awards and Fees deferred under the Plan, their hypothetical investment in either a Cash Account, Phantom Stock Unit Account, or some combination thereof, and the accretions to and payments from each such Account.

(h)	“Director” shall mean any person who is duly elected and qualified to serve on the Board and renders Service to the Company or The United Illuminating Company.

(i)
“Eligible Director” shall mean a Director who renders Service to the Company or The United Illuminating Company on or after May 15, 1996 at a time when he or she is not an employee of the Company or The United Illuminating Company.

(j)
“Fair Market Value” shall mean the average on a particular date of the high and low per share sale prices of shares of Stock on the New York Stock Exchange, or, if there is no sale on such date, then such average price on the last previous date on which a sale is reported.

(k)
“Fees” shall mean amounts earned for Service as an Eligible Director, including quarterly retainers, Board meeting fees and Board committee chairperson and meeting fees, and any other similar compensation paid to a Director.

(1)
“Grant Date” shall mean a date, on or about March 1, in each of the years 1997 through 2010, inclusive, on which the New York Stock Exchange conducts business; and, unless another date is designated as the Grant Date for such year by the Secretary of the Company (the “Corporate Secretary”) on or before February 1 of such year, the Grant Date for such year shall be the first day in March on which the New York Stock Exchange conducts business.

(m)	“Participant” shall mean a person for whom a Deferred Compensation Account has been established and is being maintained under the Plan.

(n)
“Phantom Stock Unit” shall mean a unit of measurement equivalent to one share of Common Stock of the Company, but excluding all of the attendant rights of a shareholder of such Stock (for example, the right to own, control and vote such Stock) other than the right to be credited with dividends thereon.

(o)
“Phantom Stock Account” shall mean the unfunded memorandum sub-account maintained by the Company pursuant to Subsection 5.02(b) of the Plan to record the number of Phantom Stock Units resulting from Phantom Stock Awards and an election by an Eligible Director to have some portion or all of his or her deferred Fees invested in Phantom Stock Units, and shall include all Phantom Stock Units credited as a result of the reinvestment of dividends on Phantom Stock Units.

(p)
“Phantom Stock Award” shall mean a number of whole and fractional Phantom Stock Units, computed to three decimal places, equal to the sum of two hundred (200) plus the quotient resulting from dividing (a) the quarterly retainer Fee payable to an Eligible Director for Service during the first quarter of the fiscal year of the Company by (b) the Fair Market Value of the Stock on the Grant Date of such year.  Phantom Stock Awards hereunder were made during the period commencing January 1, 1997 and ending December 31, 2006, and may be made in other years if so determined by the Board, provided, however, that no Phantom Stock Award may be made hereunder with respect to any fiscal year ending after December 31, 2010.

(q)	“Plan” means the UIL Holdings Corporation Non-Employee Directors Common Stock and Deferred Compensation Plan, as amended from time to time.

(r)	“Plan Year” means a twelve month period from January 1 through December 31.

(s)
“Separation from Service” shall mean a Separation from Service within the meaning of Code Section 409A and related regulations.  The Committee will determine, in accordance with Code Section 409A, whether a Separation from Service has occurred.  Generally, a Director incurs a Separation from Service upon termination of Service as a Director of the Company and all subsidiaries.

The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction.  Such determination shall be made in accordance with the requirements of Code Section 409A.

(t)
“Service” shall mean service as a Director, including service as a member of the Board of Directors, service as a member of a committee or committees of the Board of Directors, and service as a member of the Board of Directors or a committee or committees of the Board of Directors of The United Illuminating Company.

(u)	“Stock” shall mean the Common Stock of the Company.

SECTION 3.  AWARDS

3.01
Annual Awards.  For Plan Years beginning prior to January 1, 2007 (and in subsequent years if so determined by the Board), on each Grant Date, in lieu of the quarterly retainer Fee payable to each Participant who has served as a Director for at least six (6) months immediately preceding such Grant Date, a Phantom Stock Award (as defined in Section 2, above) shall be credited to the Phantom Stock Account of such Participant.

3.02
Election to Receive Annual Award in Shares of Stock.  With respect to each Grant Date, each Eligible Director who would receive a Phantom Stock Award pursuant to Subsection 3.01 of the Plan may elect to waive such Phantom Stock Award and receive a whole number of shares of Stock, issued by the Company or purchased by the Company for and in the name of such Eligible Director, in lieu of such Phantom Stock Award.  To the extent that the formula for such Phantom Stock Award does not result in a whole number of shares of Stock, the result shall be rounded downwards to the next whole number, and the value of the fractional share shall be distributed and paid to the Eligible Director in cash within ten (10) days after (and in the same calendar year as) the Grant Date.  The stock certificate for shares of Stock issued to or purchased for and in the name of an Eligible Director pursuant to this Subsection 3.02 shall be held by the Company for a period of six (6) months following the Grant Date and shall be distributed to him or her as soon as practicable following the expiration of such period; and during such period he or she shall have all the rights of a shareholder of the Company with respect to such shares of Stock, except that such shares of Stock shall not be transferable other than by will or the laws of descent and distribution.

3.03
Annual Award Waiver Elections and Form of Payment Distribution Elections.  An election to waive a Phantom Stock Award pursuant to Subsection 3.02 shall be irrevocable and must be made by no later than the last day of the calendar year prior to the calendar year in which the retainer and related Phantom Stock Award are earned (or by such earlier date as shall be determined by the Committee).  If an Eligible Director does not timely waive the Phantom Stock Award as provided in Subsection 3.02, the Eligible Director shall file a form of payment distribution election with respect to the Phantom Stock Award no later than the last day of the calendar year prior to the calendar year in which the retainer and related Phantom Stock Award are earned.  At the election of the Eligible Director, distributions may be made in a single lump sum on the first business day of the month following the date of the Eligible Director’s Separation from Service or the first business day of the calendar year following the Eligible Director’s Separation from Service, or in equal annual installments paid over five (5) or ten (10) calendar years beginning on the first business day of the calendar year following the Eligible Director’s Separation from Service.

3.04
Retirement Program Termination Awards.  Any Eligible Director serving as such as of May 16, 1996, the original effective date of this Plan, who made an irrevocable election to waive participation in, and any and all benefits under, any prior retirement program maintained by the Company for Directors, has been credited with a given number of Phantom Stock Units as a Retirement Program Termination Award, as shown on Schedule A, hereto.  A Participant’s Retirement Program Termination Award shall be credited to, and administered as part of, the Participant’s Phantom Stock Account.

SECTION 4.  DEFERRAL OF FEES

4.01
General Participation Rule.  An Eligible Director may elect, by written notice delivered to the Corporate Secretary, to defer payment of all or a specific portion of all Fees (other than an Annual Award deferred as provided in Section 3.01) payable to the Eligible Director in the next following calendar year.  Such Fees are deferred until the Eligible Director has a Separation from Service with the Company or the Company has a Change in Control, in which event the Eligible Director’s Deferred Compensation Account shall be distributed in accordance with Subsection 6.01 of the Plan.  Fees shall be considered deferred on the date on which they would have been earned absent the election to defer (the “Deferral Date”).  Any Fees deferred pursuant to the Plan shall not be affected by any prospective revocation of a Participant’s election for future calendar years and shall be paid only in accordance with Section 6 of the Plan, together with increments thereon determined in accordance with Subsection 5.02 of the Plan.  Deferral elections with respect to a calendar year are irrevocable once the calendar year begins.

4.02
Deemed Investment Alternatives.  The election made pursuant to Subsection 4.01 shall designate some portion or all of such Fees treated as if invested in the Participant’s (a) Cash Account, or (b) Phantom Stock Account, or some combination thereof.  Investment elections shall be made in multiples of twenty-five percent (.25) (for example, seventy five percent (.75) of such deferred Fees treated as being invested in a Cash Account and twenty-five percent (.25) treated as being invested in a Phantom Stock Account).  Deemed investment elections with respect to deferrals in a given calendar year are irrevocable once the calendar year begins.

4.03
Form of Payment Distribution Elections.  No later than the last day of the calendar year prior to the year in which a deferred Fee would have been earned, the Eligible Director shall file with the Corporate Secretary a form of payment distribution election with respect to the deferred Fee.  At the election of the Eligible Director, distributions may be made in a single lump sum on the first business day of the month following the date of the Eligible Director’s Separation from Service or the first business day of the calendar year following the Eligible Director’s Separation from Service, or in equal annual installments paid over five (5) or ten (10) years beginning on the first business day of the calendar year following the date of the Eligible Director’s Separation from Service.

4.04
Initial Year of Eligibility.  For the first calendar year that an Eligible Director becomes eligible to participate in this Plan, provided that the Eligible Director has not participated in any other account balance nonqualified deferred compensation plan maintained by the Company, the Eligible Director shall have thirty (30) days in which to file a deferral election, a deemed investment election and a payment distribution election.  Any such election shall be effective only with respect to Fees earned for services to be rendered after the deferral election is made.  Except as expressly provided otherwise in this Section 4.04, the provisions of this Section 4 shall apply to each such election.

SECTION 5.	ACCOUNTING FOR AWARDS AND DEFERRALS; HYPOTHETICAL INVESTMENT OF DEFERRALS

5.01
Separate Accounts.  The Company shall maintain a Deferred Compensation Account for each Participant.  Such Account shall be maintained with enough specificity to enable the Company to determine the amounts credited at any particular point in time to the Participant’s Cash Account and/or Phantom Stock Account and the payment distribution elections applicable to such deferred amounts.

5.02	Hypothetical Investment of Deferred Compensation Accounts.

(a)
Credits to Cash Account.  A Participant’s Cash Account shall be credited on each Deferral Date with the amount of Fees then deferred and elected to be invested in a Cash Account.  On the first day of each calendar quarter, interest shall be credited to the Cash Account of each Participant for each month of the preceding quarter, calculated on the basis of 30-day months and a 360-day year and the balance of such Account on the first day of each month of the preceding quarter (including interest for the preceding month) at the prime rate of Citibank, N.A., its successor, or any other bank approved by the Committee for such purpose, in effect on the first day of each such month.

(b)
Crediting of Phantom Stock Units; Reinvestment of Dividends in Phantom Stock Account; Capital Adjustments.  The number of whole and fractional Phantom Stock Units, computed to three decimal places, to be credited to the Phantom Stock Account of a Participant on each Deferral Date shall be equal to the amount of Fees then deferred and elected to be invested in a Phantom Stock Account, divided by Fair Market Value on the Deferral Date.  On each dividend payment date with respect to the Stock, the Phantom Stock Account of a Participant shall be credited with an additional number of whole and fractional Phantom Stock Units, computed to three (3) decimal places, equal to the product of the dividend per share then payable, multiplied by the number of Phantom Stock Units then credited to such account, divided by Fair Market Value on the dividend payment date.

In the event that the number of outstanding shares of Common Stock of the Company shall be increased or decreased by reason of a stock split, stock dividend, recapitalization, reclassification or other similar change in the Company’s capital structure, the number of Phantom Stock Units credited to a Participant’s Phantom Stock Account shall be adjusted accordingly by and at the direction of the Board.

In the event of a Change of Control or of a termination of the Plan pursuant to Subsection 8.03 of the Plan, the Phantom Stock Units credited to a Participant’s Phantom Stock Account shall be converted immediately into a cash equivalent amount and credited to, and shall thereafter be treated in all respects as part of, such Participant’s Cash Account.  The cash equivalent amount added to the Cash Account pursuant to the preceding sentence shall be determined by multiplying the number of Phantom Stock units then standing to the Participant’s credit by the highest Fair Market Value on any day within the sixty (60) calendar days preceding the Change in Control or termination of the Plan.

SECTION 6.  PAYMENT OF DEFERRED COMPENSATION ACCOUNT

6.01	Benefits Following Separation from Service or Upon a Change in Control.

(a)
Cash Accounts.  Upon a Separation from Service, the amount of a Participant’s Cash Account, together with interest accrued thereon, shall be calculated and shall be distributed in a lump sum and/or in substantially equal annual installments (together with interest on the undistributed amount, credited in accordance with Subsection 5.02(a) of the Plan and payable annually, in arrears, with each annual installment) over a period of five (5) or ten (10) years, as elected by the Participant on his or her form of payment distribution election (as provided in Subsection 3.03 or 4.03, above) with respect to each deferral.  All amounts distributed shall be paid in cash.

(b)
Phantom Stock Accounts.  The number of Phantom Stock Units in a Participant’s Phantom Stock Account, including Phantom Stock Units credited as a result of reinvested dividends, shall be calculated, and Stock shall be distributed to the Participant, in a single distribution and/or in substantially equal annual installments (together with additional Phantom Stock Units credited as a result of reinvested dividends) over a period of five (5) or ten (10) years, as elected by the Participant on his or her form of payment distribution election (as provided in Subsection 3.03 or 4.03, above) with respect to each deferral.  In the event the Participant elected a lump sum distribution of Stock as of the first day of the month following the Participant’s Separation from Service, (i) the value of any fractional Phantom Stock Unit, calculated by reference to the Fair Market Value of a share of Stock on the date of the Participant’s Separation from Service, shall be distributed and paid in cash to the Participant at the same time such shares are distributed, and (ii) the whole number of Phantom Stock Units shall be and become payable in an equal number of shares of Stock, issued by the Company or purchased by the Company for and in the name of the Participant.  In the event the Participant elected a lump sum distribution of Stock as of the first day of the calendar year following the year of the Participant’s Separation from Service, (i) the value of any fractional Phantom Stock Unit, valued by reference to the Fair Market Value of a share of Stock on the first business day of the calendar year of payment, shall be distributed and paid in cash to the Participant at the same time such shares are distributed, and (ii) the whole number of Phantom Stock Units shall be and become payable in an equal number of shares of Stock, issued by the Company or purchased by the Company for and in the name of the Participant.  In the event of payment of Stock in installments, the first installment shall be distributed as of the first business day of the calendar year following the calendar year in which the Participant has a Separation from Service, and subsequent installments shall be distributed as of the first business day of each succeeding calendar year until the entire amount credited to the Participant’s Phantom Stock Account shall have been distributed.  To the extent that an installment calculation does not result in a whole number, the result shall be rounded downwards to the next whole number and that number of shares of Stock, issued by the Company or purchased by the Company for and in the name of the Participant, shall be distributed as and for that installment.  Any fractional Phantom Stock Unit payable as part of the final installment shall be valued by reference to the Fair Market Value of a share of Stock on the first business day of the calendar year of payment of the final installment and shall be distributed and paid in cash to the Participant within ten (10) days after the first business day of the calendar year in which the final installment is paid.  In the event of a single distribution of Stock, or in connection with the first installment of a distribution of Stock in installments, a stock certificate for any shares of Stock distributable on account of Phantom Stock Units credited to the Participant’s Phantom Stock Account pursuant to Section 3 or Section 4 of the Plan within six (6) months prior to the distribution date elected by the Participant shall be held by the Company for a period of six (6) months following such crediting date and shall be released to the former Director as soon as practicable following the expiration of such six-month period; provided, however, that as of the distribution date elected by the Participant the former Director shall have all rights of a shareholder of the Company with respect to such shares of Stock, except that such shares of Stock shall not be transferable by the former Director other than by will or the laws of descent and distribution.

(c)
Subsequent Elections as to Timing and Form of Payment.  A Participant may change an election as to the timing or form of payment amounts in the Participant’s Account by filing a subsequent written distribution election, provided, however, that:

(i)	such subsequent election is consistent with one of the forms of benefit payment provided in Sections 3.03 and 4.03 (i.e., a permitted installment form or a lump sum);

(ii)	such subsequent election does not take effect until at least twelve (12) months after the date on which the subsequent election is made; and

(iii)
except with respect to a payment on account of death, the first payment with respect to which such election is made is deferred for a period of not fewer than five (5) years from the date that payment would otherwise have been made or commenced.

No change of election shall permit the acceleration or delay of the time or schedule of any payment under the Plan, except as may be provided by regulation or other guidance issued pursuant to Code Section 409A (including, but not limited to, Treasury Regulation Section 1-409A-3(j)(4)).

(d)
Default Payment Schedule.  In the event that no timely filed form of payment distribution election is on record with respect to a Participant, and except in the event of a Change of Control, payment of the Participant’s Cash Account and Phantom Stock Account shall be made in equal annual installments over a 5-year period commencing on the first business day of the calendar year following the calendar year in which the Eligible Director’s Separation from Service occurs.  Except in the event of a Change of Control or the termination of the Plan, no portion of a Deferred Compensation Account shall be distributed to a Participant prior to his or her Separation from Service.

(e)
Code Section 409A Specified Employee Delay of Payment.  Notwithstanding the foregoing, if as of a Participant’s Separation from Service date, the Participant is a “specified employee” as defined for purposes of Code Section 409A as a result of prior or current employment with the Company, and a distribution is to be made to the Participant on account of a Separation from Service, other than on account of death, no distribution shall be made to the Participant before (i) the date which is six (6) months after the date of the Participant’s Separation from Service, or (ii) if earlier, the date of death of the Participant (the “Distribution Restriction Period”).  Any amount that would have otherwise been paid to the Participant during the Distribution Restriction Period shall be withheld and paid (along with any allocable earnings credited during the Distribution Restriction Period) on the first day of the first month after the Distribution Restriction Period ends.

(f)
Modification of Elections as to Time and Form of Payment During Transition Period.  Notwithstanding the above, Participants may change payment elections with respect to their Deferred Compensation Accounts during the period from January 1, 2005 through December 31, 2008 with respect to benefits accrued prior to the election, provided the election is timely made and in accordance with the transition relief published by the Internal Revenue Service in Notice 2005-1, Notice 2006-64, Notice 2007-86, the preamble to the proposed and final regulations under Code Section 409A and other IRS guidance.

(g)
Change of Control.  Notwithstanding the forgoing and regardless of any form of payment distribution election otherwise in effect, in the event of a Change of Control, whether the same occurs before or after a Participant’s Separation from Service or after termination of the Plan, all of the Phantom Stock Units credited to a Participant’s Phantom Stock Account, including Phantom Stock Units credited as a result of reinvested dividends, shall be converted into a cash equivalent amount, in accordance with Subsection 5.02(b) of the Plan, and all amounts credited to a Participant’s Deferred Compensation Account, including the amounts converted into cash equivalents from the Participant’s Phantom Stock Account, shall be distributed and paid in cash to the Participant in a single lump sum.  Such payment shall be made within ten (10) days of the Change in Control and within the same calendar year as the Change in Control.

6.02
Designation of Beneficiaries. A Participant’s spouse shall be the Participant’s Beneficiary under the Plan unless the Participant designates a different Beneficiary and the Participant’s spouse consents to such designation.  If a Participant leaves no surviving spouse, his or her estate shall be the Beneficiary unless the Participant had designated a different Beneficiary prior to his or her death.  A Participant may designate, on a form provided for that purpose by the Corporate Secretary, a Beneficiary or Beneficiaries to receive the cash distributions and/or Stock payments from the Participant’s Deferred Compensation Account in the event of his or her death; and a Participant may direct that such payments be divided in specific portions among two or more Beneficiaries; but no such designation shall be effective until it has been filed by the Participant during his or her lifetime with the Corporate Secretary.  Each Participant may, from time to time during his or her lifetime, on a form filed with the Corporate Secretary, revoke or change such designation in any or all respects; and the death of a designated Beneficiary prior to or simultaneously with the death of the designating Participant shall automatically revoke such designated Beneficiary’s status as a Beneficiary.

6.03
Payments Upon Death.  Upon a Participant’s death, the provisions of Section 6.01 of the Plan shall become applicable to the Participant’s Deferred Compensation Account, except that distributions and payments of cash and Stock shall be made to the Participant’s Beneficiary or Beneficiaries at the time or times designated by the Participant for payments on account of a Separation from Service.

6.04
Payments to Incompetents.  If a court of competent jurisdiction determines that a person entitled to receive any cash amount or Stock to be distributed or paid hereunder is under a legal disability or is otherwise incapacitated so that he or she is unable to manage his or her financial affairs to his or her own best interest and advantage, the Company shall distribute or pay such cash amount or Stock to (a) the incapacitated person’s spouse, or (b) the incapacitated person’s legal guardian or conservator, or (c) any person, to be held and/or used for the incapacitated person’s benefit, with no responsibility on the part of the Committee or the Company to monitor the application of the same.  Distributions and/or payments made pursuant to this Subsection 6.04 shall operate as a complete discharge of the obligations under the Plan of the Company and the Committee in respect of the applicable Participant and all other persons.

6.05
Procedure for Claiming a Payment. Any person who believes himself or herself to be entitled to a distribution or payment pursuant to the Plan may request, in writing, a review by the Committee of such person’s entitlement under the Plan.  Such a request must be sent to the Corporate Secretary within one year after the Director’s Separation from Service, or the termination of the Plan or a Change of Control, or, in the case of a Beneficiary, within one year after a Participant’s death.  After review, the Committee shall, within a reasonable period of time, give, or cause to be given, to the requesting person written notice of its decision.  If distribution of any cash amount or payment of any Stock claimed is denied, the decision shall set forth the specific reason(s) for the denial.

6.06	Unclaimed Benefits. Neither the Company nor the Committee shall be responsible for locating any person to whom cash amounts or Stock are distributable or payable pursuant to the Plan.

SECTION 7.  ADMINISTRATION OF THE PLAN

7.01
Accounts and Records.  The accounts and all records necessary for the administration of the Plan shall be maintained by the Corporate Secretary and shall accurately disclose the history and status of each Participant’s Deferred Compensation Account and his or her Cash Account and/or Phantom Stock Account, and all distributions and payments made to each Participant or Beneficiary or other person under the Plan.

7.02	Expenses. The expenses of administering the Plan shall be paid out of the general funds of the Company.

SECTION 8.  AMENDMENT OR TERMINATION OF THE PLAN

8.01
Amendment.  The Plan may, at any time and from time to time, be amended or modified in whole or in part by action of the Board, except to the extent that such power has been expressly reserved otherwise under the terms of the Plan; provided, however, that:

(a)
no such amendment shall become effective without the approval of the shareholders of the Company, if and to the extent shareholder approval is required in order to comply with Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934; and

(b)
the provisions of the Plan that set forth the amounts and the formula for determining the amounts, pricing and timing of Phantom Stock Awards may not be amended more than once every six (6) months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or rules promulgated by the Internal Revenue Service thereunder; and

(c)
unless required by law, no such amendment or modification shall deprive a Participant of any portion of those Phantom Stock Awards and deferred Fees that have been credited to the Participant’s Deferred Compensation Account as of the date of such amendment or modification; and

(d)	notice of every such amendment shall be given to each Director and Beneficiary of a deceased Director.

8.02	Termination of Phantom Stock Awards. Unless the Plan is sooner terminated or amended to provide otherwise, no Phantom Stock Award shall be made pursuant to the terms of this Plan after March 5, 2010.

8.03
Termination of Plan.  The Board may terminate the Plan and pay Participants (and beneficiaries) their Account Balances in a single lump sum at any time, to the extent permitted by, and in accordance with, Treasury Regulation Section 1.409A-3(j)(4)(ix).

SECTION 9.  MISCELLANEOUS PROVISIONS

9.01
Funding.  The Company’s obligations under the Plan shall be unfunded; and the Company is not, under any circumstances, required to fund its obligations hereunder.  The Company may, in its sole discretion, purchase shares of Stock and/or set aside or invest funds to meet its obligations hereunder in whole or in part.  If the Company determines to make such provisions, the manner of making it, and the continuance or discontinuance of such provision is solely within the discretion of the Company.

9.02
A Participant’s Right to Assets; Assignments; Encumbrances.  Except with respect to Stock purchased by the Company for and in the name of a Participant pursuant to Subsection 3.02 or Subsection 6.01(b) of the Plan, the Plan confers on a Participant no right, title or interest whatsoever in or to any shares of Stock, or any specific funds or assets of the Company.  The Participant has the rights solely of a general, unsecured creditor with respect to the enforcement of and payment from the Plan.  Except as aforesaid, if any Stock funds or assets are acquired by the Company in connection with its obligations under this Plan, they shall not be deemed to be held in trust or otherwise for the benefit of the Participant, and the Participant shall have no property right or security interest in such funds or assets; and any Stock funds or assets so acquired shall be, and remain, the general, unpledged and unrestricted funds or assets of the Company.  A Participant’s right to receive a Phantom Stock Award, shares of Stock in lieu of a Phantom Stock Award, and/or payment with respect to Phantom Stock Units, under the Plan is not assignable or transferable and shall not be subject to any encumbrances, liens, pledges or charges of the Participant or his or her creditors.  Any attempt to assign, transfer or hypothecate any such Phantom Stock Award, Retirement Program Termination Award, shares of Stock or right to receive payment shall be null and void and of no force or effect whatsoever.

9.03
Stock.  The aggregate number of shares of Stock that may be issued by the Company under the Plan shall not exceed 200,000 as of May 15, 1996 (333,333.333 as of July 3, 2006); provided, however, that in the event of a stock split, stock dividend, recapitalization, reclassification or other similar change in the Company’s capital structure, the number of shares of Stock that may be issued by the Company under the Plan shall be appropriately adjusted by and at the direction of the Board.  The grant of Phantom Stock Awards and the crediting of Phantom Stock Units to Phantom Stock Accounts under the Plan shall not affect in any way the right, power or authority of the Company to issue additional Stocks or other securities, to make adjustments, reclassifications, reorganizations or other changes in its corporate, capital or other business structure, to participate in a merger, consolidation or share exchange, or to transfer its assets, dissolve or liquidate.

9.04	Government Regulations.

(a)
The obligations of the Company to issue, or purchase, and deliver any shares of Stock payable under the Plan shall be subject to all applicable laws, rules and regulations, and to the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Board.

(b)
Except as otherwise provided in Subsection 8.01 of the Plan, the Board may make such changes in the Plan as may be necessary or appropriate to comply with the rules and regulations of any governmental authority.

9.05
Effect of Mistake.  In the event of a mistake or misstatement as to the eligibility of any person, or the amount or kind of distributions or payments made or to be made to a Participant or Beneficiary, the Committee shall, to the extent it deems possible, make such adjustments as will in its judgment accord to such Participant or Beneficiary the distributions and payments to which he or she is properly entitled under the Plan.  No member of the Board and no officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the administration of the Plan, unless attributable to his or her own fraud or willful misconduct; and the Company shall not be liable to any person for any such action, unless attributable to fraud or willful misconduct on the part of a Director, officer or employee of the Company.

9.06
Non-expansion of Rights.  Nothing contained in the Plan shall afford any Director the right to be retained on the Board of Directors of the Company.  Neither the provisions of this Plan nor any act of the Committee or the Company hereunder shall be construed as giving to any Director or other person any legal or equitable right or claim against the Company for the payment of any Phantom Stock Award or deferred Fees hereunder, except as otherwise specifically provided in the Plan.

9.07
Headings of Sections and Subsections.  The headings of Sections and Subsections are included solely for convenience of reference, and if there is any conflict between such headings and text of the Plan, the text shall control.

9.08
Illegality of Particular Provision.  The illegality of any particular provision of the Plan shall not affect the other provisions thereof, but the Plan shall be construed in all respects as if such invalid provision were omitted.

9.09
Applicable Law.  The validity, interpretation and administration of the Plan, and the rights of any and all persons having or claiming any interest in or under the Plan, shall be governed by the law of the State of Connecticut, except to the extent preempted by federal law.

IN WITNESS WHEREOF, this 16th day of December, 2008.

UIL HOLDINGS CORPORATION

By:	/s/ James P. Torgerson
James P. Torgerson
Its Chief Executive Officer
Duly Authorized

UIL HOLDINGS CORPORATION

NON-EMPLOYEE DIRECTORS COMMON STOCK
AND DEFERRED COMPENSATION PLAN

SCHEDULE A

Retirement Program Termination Awards

As of May 15, 1996

Non-Employee Director	Phantom Share Award

Ms. Albright	88

Mr. Breslawsky	127

Mr. Carson	717

Mr. Croweak	1,343

Mr. Devlin	672

Ms. Henley-Cohn	326

Mr. Lahey	183

Mr. McFadden	1,250

Mr. O’Keefe	2,059

Mr. Thomas	568